EXHIBIT 99.1

Hooker Furniture Reports Improved Net Income for First Quarter Fiscal 2011

MARTINSVILLE, Va., June 7, 2010 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $51.4 million and a net income of $1.1 million, or $0.10 per share, for its fiscal 2011 first quarter which began on February 1, 2010 and ended May 2, 2010. Results included a $500,000 charge ($312,000 or $0.03 per share, after tax), representing the Company's insurance deductible for a fire at one of its distribution facilities during the fiscal 2011 first quarter.

Net sales for the first quarter of fiscal 2011 decreased $710,000 or 1.4% compared to $52.1 million for the same period a year ago. Net income for the quarter increased $1.5 million to $1.1 million, compared to a net loss of $456,000, or $0.04 per share, for the comparable period last year. Last year's first quarter included an intangible asset impairment charge on the Company's Bradington-Young trade name of $673,000 ($419,000 or $0.04 per share, after tax.)

Lower sales were driven primarily by sourcing delays, along with continued sluggish business conditions. The industry-wide slow down which began in the fall of 2008 prompted the Company's Asian sourcing partners to reduce manufacturing capacity. While longer production and shipping lead times are believed to be temporary, the Company expects some short-term delays as additional capacity is added in Asia in both manufacturing and shipping. The Company had approximately 8.2 weeks of order backlog at quarter-end as compared to 4.6 weeks at the prior-year quarter end.

"We're gratified to report another profitable quarter, as we improved profit margins despite a slight sales decline and a still struggling economy," said Paul B. Toms Jr., chairman, chief executive and president. "Our sales performance was a mixed bag. Upholstery sales continued to rebound with double digit increases in orders and shipments at both upholstery companies. Our wood furniture division has not yet rebounded as strongly, partially due to lower demand, but also because of lengthened lead times out of Asia."

Toms noted that both production levels and shipping capacity have improved in recent weeks, "By late July or August, we expect to be in a better inventory position, which will allow us to reduce our backlog and increase volume as shipments begin to exceed orders."

Gross profit increased $542,000 to $11.8 million or 22.9% of net sales in the fiscal 2011 first quarter, compared to $11.2 million or 21.6% of net sales in the same period a year ago. The gross profit increase in the 2011 quarter was mainly due to lower freight costs on imported wood and metal furniture and slightly increased margins in our upholstery division due primarily to increased sales. Offsetting these improvements was a net charge to cost of sales of $500,000 ($312,000 or $0.03 per share, after tax), representing the Company's insurance deductible for a fire at one of its distribution facilities during the fiscal 2011 first quarter.

Selling and administrative expenses decreased to $10.1 million or 19.6% of net sales for the fiscal 2011 first quarter, compared to $11.2 million or 21.5% of net sales for the fiscal year 2010 first quarter. The decrease in expenses was principally due to ongoing cost reduction initiatives undertaken in response to lower sales volume, along with lower bad debt expense in fiscal 2011.

"Our reduction in selling and administrative expenses as a percent of sales represents real progress in light of lower sales volume," Toms said. "We're now seeing the long-term positive impact of the cost reductions and controls we put in place during the last few years."

Operating income for the fiscal 2011 first quarter increased to $1.7 million or 3.3% of net sales as compared to an operating loss of 1.2% of net sales during the comparable 2010 quarterly period, primarily as a result of higher gross profit margins, the absence of an impairment charge in fiscal 2011 and lower fixed costs as a percent of sales due to higher sales volumes at the Company's upholstery companies.

Excluding the aforementioned impairment charge on the Bradington-Young trade name, the comparable prior year operating margin would have been $45,000 or 0.1% of net sales.

The following table reconciles operating income as a percentage of net sales ("operating margin") to operating margin excluding the intangible asset charge as a percentage of net sales for each period:

	Thirteen Weeks Ended
	May 2,	May 3,
	2010	2009

Operating margin, including asset impairment charge	3.3%	-1.2%
Intangible asset impairment charge	0.0%	1.3%
Operating margin, excluding asset impairment charge	3.3%	0.1%

Cash, Inventory and Debt Levels

Cash and cash equivalents increased by $752,000 to $38.7 million as of May 2, 2010 from $38.0 million on January 31, 2010 due principally to decreased accounts receivable and higher accrued expenses, partially offset by increased inventories. "In order to improve our service position and capitalize on anticipated increased demand, we expect to continue building inventory through the summer and fall," Toms said.

The Company had no long-term debt at May 2, 2010 and had $13.1 million available on its revolving line of credit at quarter-end.

Business Outlook

"While we are entering the time of the year that is traditionally our weakest sales quarter, we are growing market share in upholstery and demand for our wood furniture has stabilized. We had a very strong April High Point Market at all three companies, and pre-ordered our market introductions to put us in the position to ship many of them this summer. We expect that deliveries from our vendors will continue to improve. While we don't anticipate a significant increase in demand at retail, we do expect to improve our volume by shipping down our backlog and getting fresh new products out on retail floors more quickly than is typical. We're seeing some positive signs in the economy including stability in the housing market, increased demand for luxury goods and recovery in some retail sectors. Barring unforeseen circumstances, we expect overall demand, including demand for wood furniture in the upper-medium price points, to gradually improve as we move through the year," Toms said.

Announcements

On March 10, 2010, the Company reported a fire that was contained to a small area of one of its distribution facilities. Costs related to the Company's insurance deductible resulted in a net charge to costs of sales of $500,000 ($312,000 or $0.03 per share, after tax.) "Most importantly, our employees escaped injury. We had very minimal product loss and damage to our facility, thanks to the efforts of first responders and our employees," Toms said.

Conference Call Details

Hooker Furniture will present its fiscal 2011 first quarter results via teleconference and live internet web cast on Wednesday morning, June 9th,  2010 at 9:00 AM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2009 shipments to U.S. retailers, Hooker Furniture Corporation is an 86-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: current economic conditions and instability in the financial and credit markets including their potential impact on the Company's (i) sales and operating costs and access to financing and, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward-looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2010	May 3, 2009

Net sales	$ 51,353	$ 52,063

Cost of sales	39,084	40,836
Casualty loss	2,025	--
Insurance recovery	(1,525)	--
Total Cost of Sales	39,584	40,836

Gross profit	11,769	11,227

Selling and administrative expenses	10,063	11,181

Intangible asset impairment charge (a)	--	673

Operating income (loss)	1,706	$ (627)

Other income (expense), net	12	(3)

Income (loss) before income taxes	1,718	$ (630)

Income tax expense (benefit)	644	(174)

Net income (loss)	$ 1,074	$ (456)

Earnings (loss) per share:
Basic	$ 0.10	$ (0.04)
Diluted	$ 0.10	$ (0.04)

Weighted average shares outstanding:
Basic	10,757	10,752
Diluted	10,767	10,757

Cash dividends declared per share	$ 0.10	$ 0.10

(a) During the fiscal year 2010 first quarter, the Company recorded a $673,000 impairment charge to write down the value of its Bradington-Young trade name.
Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
(Unaudited)

	May 2, 2010	January 31, 2010
Assets
Current assets
Cash and cash equivalents	$ 38,747	$ 37,995
Trade accounts receivable, less allowance for doubtful accounts of $1,559 and $1,938 on each date	24,388	25,894
Inventories	38,541	36,176
Prepaid expenses and other current assets	4,426	3,468
Total current assets	106,102	103,533
Property, plant and equipment, net	22,198	22,747
Intangible assets	3,468	3,468
Cash surrender value of life insurance policies	15,315	14,810
Other assets	4,593	4,541
Total assets	$ 151,676	$ 149,099

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 11,781	$ 10,425
Accrued salaries, wages and benefits	2,565	2,184
Other accrued expenses	2,588	1,953
Accrued Dividends	1,077	1,077
Total current liabilities	18,011	15,639
Deferred compensation	6,099	5,868
Total liabilities	24,110	21,507

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,775 shares issued and outstanding on each date	17,091	17,076
Retained earnings	110,069	110,073
Accumulated other comprehensive income	406	443
Total shareholders' equity	127,566	127,592
Total liabilities and shareholders' equity	$ 151,676	$ 149,099
Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2010	May 3, 2009
Cash flows from operating activities
Cash received from customers	$ 52,427	$ 56,838
Cash paid to suppliers and employees	(50,378)	(39,872)
Proceeds received on casualty loss	500
Income taxes paid, net	(227)	(156)
Interest paid, net	(45)	(128)
Net cash provided by operating activities	2,277	16,682

Cash flows from investing activities
Purchase of property, plant and equipment	(198)	(602)
Proceeds from the sale of property and equipment	5	9
Premiums paid on life insurance policies	(255)	(280)
Proceeds received on life insurance policies	--	374
Net cash used in investing activities	(448)	(499)

Cash flows from financing activities
Cash dividends paid	(1,077)	(1,077)
Payments on long-term debt	--	(705)
Net cash used in financing activities	(1,077)	(1,782)

Net increase in cash and cash equivalents	752	14,401
Cash and cash equivalents at beginning of period	37,995	11,804
Cash and cash equivalents at end of period	$ 38,747	$ 26,205

Reconciliation of net income (loss) to net cash provided by operating activities
Net income (loss)	$ 1,074	$ (456)
Depreciation and amortization	748	730
Non-cash restricted stock awards and performance grants	15	20
Provision for doubtful accounts	(329)	183
Deferred income tax benefit	(159)	(141)
Asset impairment charge	--	673
Changes in assets and liabilities:
Trade accounts receivable	1,835	4,521
Inventories	(2,365)	13,109
Prepaid expenses and other assets	(30)	(83)
Trade accounts payable	279	(1,780)
Accrued salaries, wages and benefits	381	64
Accrued income taxes	576	--
Other accrued (income) expenses	59	(382)
Deferred compensation	193	192
Other long-term liabilities	--	32
Net cash provided by operating activities	$ 2,277	$ 16,682
CONTACT:  Hooker Furniture Corporation
          Paul B. Toms Jr., Chairman, Chief Executive Officer and
           President
            (276) 632-2133
          E. Larry Ryder, Executive Vice President &
           Chief Financial Officer
            (276) 632-2133
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 454-7088